Exhibit (d)(51)

Schedule A

Trusts and Portfolios Covered by the Sub- Research Agreement, dated as of October 18, 2007, between

Fidelity International Investment Advisors (U.K.) Limited

and

Fidelity International Investment Advisors

Name of Trust	Name of Portfolio	Type of Fund	Effective Date

Fidelity Fixed-Income Trust	Fidelity Dynamic Strategies Fund	Asset Allocation	October 18, 2007

Agreed and Accepted

as of October 18, 2007

	Fidelity International Investment Advisors			Fidelity International Investment Advisors (U.K.) Limited
By:	/s/ Allan Pelvang		By:	/s/ Richard Ware
	Name:	Alan Pelvang		Name: Richard Ware
	Title:	Director		Title:	Director